Exhibit 99.1

Zanite Acquisition Corp. Announces the Separate Trading of its Class A Common Stock

and Warrants, Commencing on or about January 7, 2021

CLEVELAND, December 29, 2020 — Zanite Acquisition Corp. (Nasdaq: ZNTEU) (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 23,000,000 units completed on November 19, 2020 may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about January 7, 2021. Any units not separated will continue to trade on The Nasdaq Capital Market under the symbol “ZNTEU,” and each of the shares of Class A common stock and warrants will separately trade on The Nasdaq Capital Market under the symbols “ZNTE” and “ZNTEW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

Zanite Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business or industry, it intends to focus on companies in the aviation, aerospace and defense, urban mobility and emerging technologies industries.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 16, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

About Zanite Acquisition Corp.

Zanite Acquisition Corp. is led by Co-Chief Executive Officers Steven H. Rosen and Kenneth C. Ricci. Mr. Rosen is the Co-Founder and Co-Chief Executive Officer of Resilience Capital Partners, a private equity firm. Mr. Ricci is a principal of Directional Aviation Capital, which owns various aviation enterprises.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Loretta Healy

The Hubbell Group, Inc.

(781) 718-1117

lhealy@hubbellgroup.com